As filed with the Securities and Exchange Commission on August 10, 2023

Registration No. 333-219885

Registration No. 333-222135

Registration No. 333-229965

Registration No. 333-235374

Registration No. 333-251223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

Form S-8 Registration Statement

Under the Securities Act of 1933

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	37-1699499 (I.R.S. Employer Identification No.)

Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended

Liberty Media Corporation 2022 Omnibus Incentive Plan

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5400

(Name, Address and Telephone Number, Including Area
Code, of Agent for Service)

Copy to: C. Brophy Christensen O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Liberty Media Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the following Registration Statements (referred to herein as the “Registration Statements”):

•	Registration Statement on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2017 (Commission File No. 333-219885) with respect to 4,000,000 shares of the Registrant’s Series C Liberty Formula One common stock, par value $0.01 per share (formerly named Series C Liberty Media common stock, par value $0.01 per share) (“FWONK”), 2,000,000 shares of the Registrant’s Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), and 500,000 shares of the Registrant’s Series C Liberty Braves common stock, par value $0.01 per share (“BATRK”), thereby registered for offer or sale pursuant to the Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended (the “2017 Plan”). Such Registration Statement was subsequently amended by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement, filed with the Commission on June 15, 2022 to register certain of such shares for offer or sale pursuant to the Liberty Media Corporation 2022 Omnibus Incentive Plan the “2022 Plan”).

•	Registration Statement on Form S-8, filed with the Commission on December 18, 2017 (Commission File No. 333-222135) with respect to 2,800,000 shares of BATRK, thereby registered for offer or sale pursuant to the 2017 Plan. Such Registration Statement was subsequently amended by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement, filed with the Commission on June 15, 2022 to register certain of such shares for offer or sale pursuant to the 2022 Plan.

•	Registration Statement on Form S-8, filed with the Commission on February 28, 2019 (Commission File No. 333-229965) with respect to 5,000,000 shares of FWONK, thereby registered for offer or sale pursuant to the 2017 Plan. Such Registration Statement was subsequently amended by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement, filed with the Commission on June 15, 2022 to register certain of such shares for offer or sale pursuant to the 2022 Plan.

•	Registration Statement on Form S-8, filed with the Commission on December 5, 2019 (Commission File No. 333-235374) with respect to 5,000,000 shares of FWONK, 5,000,000 shares of LSXMK, and 1,000,000 shares of BATRK, thereby registered for offer or sale pursuant to the 2017 Plan. Such Registration Statement was subsequently amended by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement, filed with the Commission on June 15, 2022 to register certain of such shares for offer or sale pursuant to the 2022 Plan.

•	Registration Statement on Form S-8, filed with the Commission on December 9, 2020 (Commission File No. 333-251223) with respect to 3,500,000 shares of BATRK, thereby registered for offer or sale pursuant to the 2017 Plan. Such Registration Statement was subsequently amended by a Post-Effective Amendment No. 1 to Form S-8 Registration Statement, filed with the Commission on June 15, 2022 to register certain of such shares for offer or sale pursuant to the 2022 Plan.

The Registrant hereby terminates the effectiveness of each such Registration Statement. As to any securities that had been registered for issuance pursuant to the Registration Statement that remain unissued and unsold at the termination of the Registration Statement, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on August 10, 2023. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

LIBERTY MEDIA CORPORATION

By:	/s/ Katherine C. Jewell
Name:	Katherine C. Jewell
Title:	Vice President/Assistant Secretary